Exhibit 3.1

ARBOR REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

Arbor Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation that:

FIRST:           Under a power contained in Article VI of the Charter, the Board of Directors, by duly adopted resolutions, reclassified and designated all of the authorized (but currently unissued) shares of (a) 8.25% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), (b) 7.75% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), and (c) 8.50% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”), as shares of Preferred Stock, par value $0.01 per share, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter.

SECOND:    The shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter and none of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall remain authorized or issued.

THIRD:        These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:    The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on this 25th day of June, 2021.

ATTEST:		Arbor Realty Trust, Inc.

By:	/s/ John J. Bishar, Jr.	By:	/s/ Ivan Kaufman
	John J. Bishar, Jr.		Ivan Kaufman
	Secretary		Chief Executive Officer